Exhibit 10.1

FIRST AMENDMENT (this “First Amendment”), dated as of August 2, 2011, to the Three-Year Revolving Credit Facility Agreement, dated as of March 12, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Agreement”), among Talbot Holdings Ltd., a holding company organized under the laws of Bermuda (the “Borrower”), Validus Holdings, Ltd., an holding company organized under the law of Bermuda (the “Company”), the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”) and Lloyds TSB Bank plc, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Company, the Lenders and the Administrative Agent are parties to the Agreement;

WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments and agree to certain other matters relating to the Agreement as set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments and other matters set forth below, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                                DEFINITIONS.

1.1                                 Unless otherwise defined herein, capitalized terms which are defined in the Agreement are used herein as therein defined.

SECTION 2.                                AMENDMENTS.

2.1                                 Amendments to Section 1.01 (Defined Terms).

(a)          The definitions of the following terms shall be added to Section 1.01 of the Agreement as follows in alphabetical order:

“Merger Financing” means Indebtedness of the Company or any Subsidiary permitted to be incurred pursuant to Section 6.04, all or a portion of the proceeds of which are used to consummate the Transatlantic Acquisition, and any amendment, renewal, replacement, refinancing or restatement thereof.

“Restricted Margin Stock” means Margin Stock owned by the Company or any of its Subsidiaries the value of which (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Company and its Subsidiaries (excluding any Margin Stock) that is subject to the provisions of Sections 6.02 and 6.03.

“Specified Amendments” means the amendments to the Agreement set forth on Schedule 5.12.

“Transatlantic” means Transatlantic Holdings, Inc., a Delaware corporation.

“Transatlantic Acquisition” means the acquisition by the Company of at least a majority of the outstanding shares of common stock of Transatlantic on a fully diluted basis, whether pursuant to privately-negotiated or open market purchases, tender offer, exchange offer, merger, consolidation, share swap or other transaction, including, without limitation, pursuant to (a)(i) the exchange offer commenced by the Company on July 25, 2011 as it may be amended, supplemented or extended from time to time and (ii) a second-step merger of Transatlantic with a wholly-owned subsidiary of the Company pursuant to the General Corporation Law of the State of Delaware, as amended, pursuant to which the Company will acquire all outstanding shares of Transatlantic common stock that are not acquired in the exchange offer described in clause (i) above, and/or (b) the terms of a definitive merger agreement or other business combination agreement between the Company and Transatlantic.

“Unrestricted Margin Stock” means any Margin Stock owned by the Company or any of its Subsidiaries which is not Restricted Margin Stock.

(b)         The definition of “Permitted Subsidiary Indebtedness” set forth in Section 1.01 of the Agreement is hereby amended by (i) deleting the word “and” at the end of clause (h) thereof, (ii) deleting the “.” at the end of clause (i) thereof and substituting “;” in lieu thereof , (iii) inserting the words “, (j) or (k)” immediately following the words “clauses (a) through (h)” set forth in clause (i) thereof and (iv) adding the following new clauses (j) and (k) immediately following clause (i) thereof:

“ (j) Indebtedness of Transatlantic or any subsidiary of Transatlantic existing on the date of the consummation of the Transatlantic Acquisition and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (i) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or replaced, (ii) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon and reasonable refinancing or renewal fees, costs and expenses) and (iii) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being extended, renewed or replaced; and

(k)  upon provision of the Guarantee from Transatlantic described in Section 5.12, the Guarantee by Transatlantic of any Indebtedness of the Company or any Subsidiary permitted to be incurred pursuant to Section 6.04.”.

2.2                                 Amendment to Section 3.05 (Use of Proceeds; Use of Letters of Credit: Margin Regulations).  Section 3.05 of the Agreement is hereby amended by deleting such section in its entirety and substituting in lieu thereof the following new Section 3.05:

“Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be utilized for the general corporate (including acquisitions (including, for the avoidance of doubt, consummation of the Transatlantic Acquisition)) and working capital purposes of the Borrower (which, for the avoidance of doubt, includes making payments and/or reimbursements with respect to the Five-Year Secured Letter of Credit Facility and/or the Three-Year Unsecured Letter of Credit Facility); (b) Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock (other than any purchase of common stock of Transatlantic pursuant to the Transatlantic Acquisition).”.

2.3                                 Amendment to Article V (Affirmative Covenants).  Article V of the Agreement is hereby amended by adding the following new Sections 5.11 and 5.12:

“SECTION 5.11.  Consummation of Second-Step Merger.  In the event that any privately-negotiated or open market purchase, tender offer, exchange offer, merger, consolidation, share swap or other transaction results in the Company owning less than all but more than a majority of the outstanding shares of common stock of Transatlantic, the Company shall use commercially reasonable efforts to consummate a second-step merger of Transatlantic with a wholly-owned subsidiary of the Company pursuant to the General Corporation Law of the State of Delaware as promptly as practicable, subject to any Legal Requirements.

SECTION 5.12.  Transatlantic Guaranty. Upon the consummation of the Transatlantic Acquisition, the Company shall cause Transatlantic to provide a guarantee of all obligations of the Borrower to the Guaranteed Creditors under this Agreement, on terms substantially the same as Article IX so long as the providing of such guaranty at such time is not prohibited by any material contract of Transatlantic or applicable law or regulation and would not result in material adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent. In the event that (and for so long as) such guarantee referred to in this Section 5.12 is not provided by Transatlantic upon consummation of the Transatlantic Acquisition in accordance with the preceding sentence, the Specified Amendments shall become immediately effective (and shall remain in effect).”.

2.4                                 Amendment to Section 6.02 (Consolidations, Mergers and Sales of Assets).  Section 6.02 of the Agreement is hereby amended by (i) inserting the following words immediately following the words “(each, a “Disposition”)” in the second sentence thereof:

“(other than Unrestricted Margin Stock)”

, (ii) deleting the word “and” at the end of clause (a)(1) of the second sentence thereof and substituting “,” in lieu thereof and (iii) adding the following new clause (a)(3) immediately following clause (a)(2) of the second sentence thereof:

“and (3) such dispositions by Transatlantic or any of its subsidiaries of any of their respective properties or assets to Transatlantic or any of its other subsidiaries”.

2.5                                 Amendment to Section 6.03 (Liens).  Section 6.03 of the Agreement is hereby amended by inserting the following words immediately following the words “on any asset tangible or intangible” in the second line thereof:

“(other than Unrestricted Margin Stock)”.

2.6                                 Amendment to Section 6.12 (Limitation on Certain Restrictions on Subsidiaries). Section 6.12 of the Agreement is hereby amended by adding the following immediately following the words “Sections 6.03 and 6.04” in clause (xiv) thereof:

“or under any Merger Financing, in each case,”.

2.7                                 Amendment to Section 6.16 (Investments, Loans, Advances and Guarantees).  Section 6.16 of the Agreement is hereby amended by (i) deleting the word “and” at the end of clause (h) thereof, (ii) deleting the period at the end of clause (i) thereof and substituting “; and” in lieu thereof and (iii) adding the following new clause (j) immediately following clause (i) thereof:

“(j)   the purchase and ownership by the Company of no less than a majority of the common stock of Transatlantic pursuant to the Transatlantic Acquisition.”.

2.8                                 Amendment to Section 7.04 (Default under other Agreements).  Section 7.04 of the Agreement is hereby amended by (i) inserting the following words immediately following the words “the effect of which default or other event or condition” in clause (a)(ii) thereof:

“(other than any such default, event or condition arising solely out of the violation by the Company or any of its Subsidiaries of any covenant or agreement in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock)”

and (ii) deleting clause (c) thereof in its entirety and substituting in lieu thereof the following new clause (c):

“(c) Indebtedness of one or more of the Persons listed in clause (a) above in excess of $50,000,000 shall be declared to be due and payable or required to be prepaid (other than (x) by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default) or (y) to the extent solely as a result of the violation by the Company or any of its Subsidiaries of any covenant or agreement in any way restricting the Company, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock) prior to the scheduled maturity thereof; or”.

2.9                                 New Schedule to the Agreement.  The Agreement is hereby amended by adding Schedule 5.12 (Specified Amendments) attached hereto as Annex A.

SECTION 3.                                CONDITIONS PRECEDENT.  This First Amendment shall become effective on the date (the “First Amendment Effective Date”) on which all of the following conditions have been satisfied or waived:

(a)                                  Execution and Delivery.  The Administrative Agent shall have received counterparts of this First Amendment duly executed by (i) the Borrower and the Company and (ii) the Required Lenders.

(b)                                 No Default.  Both prior to and after giving effect to this First Amendment, no Default or Event of Default shall have occurred and be continuing on the First Amendment Effective Date.

(c)                                  Representations and Warranties.  As of the First Amendment Effective Date (both prior to and after giving effect to this First Amendment) all representations and warranties contained in Section 4 shall be true and correct in all material respects.

(d)                                 Fees and Expenses.  The Administrative Agent shall have received all invoiced fees and accrued expenses of the Administrative Agent required to be paid by the Borrower in connection with this First Amendment and all fees described in Section 5(a) below.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES.  Each Credit Party hereby represents and warrants to the Lenders that as of the First Amendment Effective Date and after giving effect hereto:

(a)                                  this First Amendment has been duly authorized, executed and delivered by such Credit Party, and each of this First Amendment and the Agreement (as amended hereby) constitute such Credit Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms,

(b)                                 no Default or Event of Default has occurred and is continuing,

(c)                                  all representations and warranties of such Credit Party contained in the Agreement (as amended hereby but excluding those set forth in Section 3.09(b) thereof) are true and correct in all material respects on and as of the date hereof with the same effect as though such representations and warranties were being made on the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and

(d)                                 Validus Re and IPCRe Limited and each other Significant Insurance Subsidiary that is material to the Company and its Subsidiaries, taken as a whole (other than Talbot Insurance (Bermuda), Ltd., an unrated Subsidiary that exclusively writes related party business within the group comprising the Company and its Subsidiaries), has in effect a current financial strength rating of no less than “A-” from A.M. Best Company, Inc. (or its successor) to the extent rated by A.M. Best Company, Inc.

SECTION 5.                                FEES AND EXPENSES. (a)  The Credit Parties agree to pay the Administrative Agent for the account of each Lender that consents to this First Amendment on or prior to 5:00 p.m., New York time, August 2, 2011, a fee equal to 0.125% of such Lender’s Commitment on the First Amendment Effective Date, such fee to be earned and payable on the First Amendment Effective Date.

(b)  The Credit Parties agree to pay and reimburse the Administrative Agent (and its applicable affiliates) for its fees and reasonable and documented out-of-pocket expenses in connection with this First Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of counsel.

SECTION 6.                                CONTINUING EFFECT.  Any reference to the “Agreement” in the Agreement or any related documents shall be deemed to be a reference to the Agreement as amended by this First Amendment.    Except as expressly set forth herein, this First Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Agreement or any other related document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement or any other related document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Credit Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Agreement or any other related document in similar or different circumstances.  This First Amendment shall apply and be effective only with respect to the provisions of the Agreement specifically referred to herein.  Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Agreement and applicable law and/or equity.  All representations and warranties made by each Credit Party herein shall be deemed made under the Agreement with the same force and effect as if set forth in full therein. On and after the First Amendment Effective Date, any reference to the Agreement contained in the Agreement or any related document shall mean the Agreement as modified hereby.

SECTION 7.                                GOVERNING LAW.  THIS FIRST AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.                                SUCCESSORS AND ASSIGNS.  This First Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, and the Lenders, and each of their respective successors and assigns, and shall not inure to the benefit of any third parties.  The execution and delivery of this First Amendment by any Lender prior to the First Amendment Effective Date shall be binding upon its successors and assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 9.                                ENTIRE AGREEMENT.  This First Amendment and the Agreement represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Agreement.

SECTION 10.                          COUNTERPARTS.  This First Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page to this First Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this First Amendment.

SECTION 11.                          HEADINGS.  Section headings used in this First Amendment are for convenience of reference only, are not part of this First Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this First Amendment.

SECTION 12.                          SEVERABILITY.  Any provision of this First Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

TALBOT HOLDINGS LTD.

By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	Director

VALIDUS HOLDINGS, LTD.

By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	President & Chief Financial Officer

LLOYDS TSB BANK PLC, as
Administrative Agent and Lender

By:	/s/ Richard Herder
	Name:	Richard Herder
	Title:	Head of Financial Institutions, North America

By:	/s/ Candi Obrentz
	Name:	Candi Obrentz
	Title:	Vice President

Annex A

Specified Amendments

1.   Amendment to Section 1.01 (Defined Terms).  The definitions of the following terms shall be added to Section 1.01 of the Agreement as follows in alphabetical order:

“Qualified Capital and Surplus” means, as of any date of determination, the capital and surplus of Validus Re as at such date, as the same would be reported on statutory financial statements prepared in accordance with the applicable regulatory requirements, but excluding (i) any treasury stock and (ii) the amount of the effects of Financial Accounting Statement No. 115 (which, after adoption of Financial Accounting Statements Nos. 157 and 159 has been measured as the difference between investments carried at estimated fair value and investments carried at amortized cost).

“Transatlantic Investments” shall have the meaning set forth in Section 6.16.

2.  Amendment to Section 5.01 (Information Covenants).  Section 5.01 of the Agreement is hereby amended by (i) inserting “(i)” immediately before the first sentence of clause (b) thereof, (ii) deleting the period at the end of clause (b) thereof and substituting in lieu thereof the following:

“and (ii)  as soon as available and in any event within 60 days after the close of each quarterly accounting period in each fiscal year of the Company, balance sheets of Validus Re as at the end of such period and the related statements of income, changes in shareholders’ equity and cash flows of Validus Re for such period and (in the case of the second, third and fourth quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Company as presenting fairly in all material respects, in accordance with GAAP, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.”

and (iii)  deleting the words “Sections 6.10 and 6.11” in clause (c) thereof and substituting in lieu thereof the words “Sections 6.10, 6.11 and 6.17”.

3. Amendment to Section 6.16 (Investments, Loans, Advances, Guarantees).  Section 6.16 of the Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing, or anything to the contrary contained herein, in no event shall the aggregate amount of Investments (the “Transatlantic Investments”) made by the Company and its Subsidiaries (other than Transatlantic and any of its subsidiaries) in Transatlantic and its subsidiaries (other than the acquisition of common stock of Transatlantic by the Company pursuant to the Transatlantic Acquisition) exceed the greater of (x) $100,000,000 and (y) 1.50% of Consolidated Net Worth as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), as applicable.  For the avoidance of doubt, “Transatlantic Investments” shall not include intra-company insurance and reinsurance transactions in the ordinary course of business (in the reasonable determination of the Company) for insurance and reinsurance companies of the same or similar size in the same or similar lines of business.”

4.  Amendments to Article VI (Negative Covenants).  Article VI of the Agreement is hereby amended by inserting the following new Section 6.17 at the end thereof:

“SECTION 6.17 Minimum Capital and Surplus.   The Company will not permit the Qualified Capital and Surplus of Validus Re at any time to be less than $2,451,837,960.”